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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                               Amendment No. 1 to

                                 SCHEDULE 14D-9

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d) (4) OF THE SECURITIES EXCHANGE ACT OF 1934

                         SEDA SPECIALTY PACKAGING CORP.
                           (NAME OF SUBJECT COMPANY)

                         SEDA SPECIALTY PACKAGING CORP.
                      (NAME OF PERSON(S) FILING STATEMENT)

                         COMMON STOCK, $0.001 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   81517R106
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                                ---------------

                           SHAHROKH "SHAWN" SEDAGHAT
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SEDA SPECIALTY PACKAGING CORP.
                         2501 WEST ROSECRANS BOULEVARD
                           LOS ANGELES, CA 90059-3510
                                 (310) 635-4444
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
       NOTICE AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                                ---------------

                                   COPIES TO:

         BRIAN HOFFMANN                     PAUL T. TOSETTI                      LEIB ORLANSKI
     MCDERMOTT, WILL & EMERY              MICHAEL W. STURROCK              FRESHMAN, MARANTZ, ORLANSKI,
      50 ROCKEFELLER PLAZA                  LATHAM & WATKINS                      COOPER & KLEIN
  NEW YORK, NEW YORK 10020-1605    633 WEST FIFTH STREET, SUITE 4000         9100 WILSHIRE BOULEVARD
         (212) 547-5400            LOS ANGELES, CALIFORNIA 90071-2007   BEVERLY HILLS, CALIFORNIA 90212-3480
                                             (213) 485-1234                     (310) 273-1870
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                                AMENDMENT NO. 1
                               TO SCHEDULE 14D-9

        This Amendment No. 1 ("Amendment No. 1") to Schedule 14D-9 amends and supplements the Schedule 14D-9 filed with the Securities and Exchange Commission on June 23, 1997 by SEDA Specialty Packaging Corp (the "Company"), relating to a tender offer commenced by Seawolf Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of CCL Industries Inc., a Canadian corporation ("Parent"), on June 23, 1997 to purchase all of the outstanding common stock, par value $0.001 per share, of the Company.

        Item 8. ADDITIONAL INFORMATION TO BE FURNISHED.

        On July 3, 1997, the Company and the Parent issued the press release attached hereto as Exhibit 11 and incorporated herein by reference.

        Item 9. MATERIAL TO BE FILED AS EXHIBITS.

        Exhibit     Description
        -------     ------------

           11 Press Release issued by the Company and Parent on July 3, 1997.

                                      -2-

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        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 is true, complete and correct.

July 3, 1997

                                        SEDA Specialty Packaging Corp.

                                        By: /s/ Shahrokh Sedaghat
                                           --------------------------
                                           Shahrokh "Shawn" Sedaghat,
                                           Chairman, President and
                                           Chief Executive Officer

                                      -3-
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
EXHIBIT
  NO.                            EXHIBIT INDEX
-------                          -------------

 Exhibit 11      Press Release issued by the Company and Parent on July 3, 1997.
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